Exhibit 99.1

Cincinnati, OH — August 23, 2005 — The Hillman Companies (the “Company”) announced today that it was not yet in a position to file its Form 10-Q for the quarter ended June 30, 2005 (the “Second Quarter Form 10-Q”). The delay in the filing of the Second Quarter Form 10-Q is due to certain issues regarding the Company’s method of accounting for income taxes and recognition of revenue. The Company currently expects to file the Second Quarter Form 10-Q by September 9, 2005.
As a result of these tax and revenue recognition matters, the Company also intends to restate its interim and annual consolidated financial statements for 2004 and 2003, its annual consolidated financial statements for 2002, and its interim consolidated financial statements for the first quarter of 2005. The Company is in the process of finalizing the adjustments and will reflect these restatements in an amended Annual Report on Form 10-K for the year ended December 31, 2004, which it expects to file by September 9, 2005. The Company also expects to reflect restatements of interim periods in all future quarterly reports on Form 10-Q.
In addition, the Company announced its estimated operating results for the quarter ended June 30, 2005. For the three month period ended June 30, 2005 the Company is expected to report an increase in net sales of approximately $9.5 million or 10.1% over the comparable period in 2004. The Company expects to report pretax income for the three months ended June 30, 2005 of approximately $3.3 million, a $1.3 million increase over the second quarter of 2004.